Exhibit 99.1

Press Release

Source: Coates International Ltd.

COATES INTERNATIONAL, LTD. CONVERTS RELATED PARTY NOTES TO SHARES OF STOCK

Monday, April 4, 2011 – For Immediate Release

WALL TOWNSHIP, N.J. – (PR NEWSWIRE) – Coates International, Ltd. (OTCBB: COTE) – Coates International Ltd. (the “Company”) and The Coates Trust, a trust controlled by George J. Coates, President and CEO have agreed to convert promissory notes in the aggregate amount of $198,136, including principal and interest, originally issued in 2010 into 1,165,507 unregistered shares of common stock at the closing price on March 31, 2011, of $0.17 per share. The Company and two of its directors also agreed to convert promissory notes in the aggregate amounts of $188,258 and $131,484, including principal and interest, originally issued in 2010 into 1,100,922 and 768,648 unregistered shares of common stock, respectively, at the closing price on April 1, 2011, of $0.171 per share. The cash proceeds from issuance of the promissory notes were used for working capital purposes.

Company CFO, Barry Kaye stated that the decision by The Coates Trust and two of our directors to convert their promissory notes is an expression of confidence in the Company to carry out its business plans to manufacture and distribute the world-wide patented Coates Spherical Rotary Valve (“CSRV”) system technology products. We are also very pleased to be reducing the outstanding debt of the Company by almost $518,000.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include market conditions, regulatory approvals, and other risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

Contact Information:
Coates International Ltd.
Phone: 732-449-7717
Fax: 732-449-0764
E-Mail: info@coatesengine.com
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